  Exhibit 99.1

Acer Therapeutics and Opexa Therapeutics Close Merger and Financing

-Merger to create a pre-NDA-stage, Nasdaq-listed, pharmaceutical company focused on the development and commercialization of therapies for serious rare diseases with critical unmet medical need-

-Combined company, renamed Acer Therapeutics Inc., to commence trading on Nasdaq under the symbol “ACER” on September 21-

-Concurrent financing of $15.7 million from Acer investor syndicate-

-Acer plans to file a NDA for its lead product, EDSIVO™, for the treatment of vascular Ehlers-Danlos Syndrome (vEDS) in the first half of 2018-

September 19, 2017

CAMBRIDGE, MA – Acer Therapeutics Inc., (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and ultra-rare diseases with critical unmet medical need, announced that today it completed the merger with Opexa Therapeutics, Inc., under which the stockholders of Acer (including investors in a financing that closed concurrently with the merger) become holders of 88.8% of combined company’s outstanding common stock, with Opexa shareholders retaining 11.2%.

In conjunction with the merger, a syndicate of existing and new investors led by TVM Capital Life Sciences invested approximately $15.7 million in Acer (including through a conversion of approximately $5.7 million in outstanding convertible notes) immediately prior to closing of the merger.

“Acer’s goal is to become a leading pharmaceutical company that acquires, develops and commercializes therapies for the treatment of patients with serious rare and ultra-rare diseases with critical unmet medical need,” said Chris Schelling, Chief Executive Officer and founder of Acer. “We have committed significant resources to rapidly advance our lead candidate EDSIVO™, a potential life-saving therapy for patients with vEDS. We believe that the proceeds from the concurrent financing will allow us to advance EDSIVO™ through NDA submission with the FDA in the first half of 2018. As a public company, we now look forward to engaging with a broader pool of investors as we seek to advance and expand our pipeline and make multiple products available to patients over the next several years.”

About the Merger

Existing stockholders of Acer, as well as investors in Acer’s concurrent financing, received newly issued shares of Opexa common stock in connection with the merger. In the combined company: (a) Opexa shareholders retained 11.2%, (b) Acer stockholders own 63.8% (excluding shares issued to them in the concurrent financing), and (c) the investors participating in the concurrent financing own 25% (excluding shares previously held by them). The combined company has approximately 6.6 million shares of common stock outstanding, following a reverse split of 1-for-10.355527.

Upon completion of the merger today, Opexa was renamed Acer Therapeutics Inc. The combined company will commence trading on the Nasdaq Capital Market under the symbol “ACER” on September 21, 2017.

The directors and the sole executive officer of Opexa resigned from their positions with Opexa upon the closing of the merger, and the combined company is now under the leadership of Acer’s current executive management team with Chris Schelling serving as President and Chief Executive Officer. The board of directors of the combined company consists of 7 members: Steve Aselage, Jason Amello, Hubert Birner, John Dunn, Michelle Griffin, Luc Marengere and Mr. Schelling.

About Acer Therapeutics

Acer, headquartered in Cambridge, MA, is a pharmaceutical company that acquires, develops and intends to commercialize therapies for patients with serious rare and ultra-rare diseases with critical unmet medical need. Acer’s late-stage clinical pipeline includes two candidates for severe genetic disorders for which there are few or no FDA-approved treatments: EDSIVO™ (celiprolol) for vEDS, and ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for urea cycle disorders (UCD) and Maple Syrup Urine Disease (MSUD). There are no FDA-approved drugs for vEDS and MSUD and limited options for UCD, which collectively impact more than 4,000 patients in the United States. Acer’s products have clinical proof-of-concept and mechanistic differentiation, and Acer intends to seek approval for them in the United States by using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FFDCA, that allows an applicant to rely for approval at least in part on third-party data, which is expected to expedite the preparation, submission, and approval of a marketing application.

For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Acer’s listing on the Nasdaq Capital Market; expectations regarding the capitalization, resources and ownership structure of the company; the potential for EDSIVO™ (celiprolol) and ACER-001 to safely and effectively target diseases; the adequacy of the company’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the nature, strategy and focus of the company; the development and commercial potential of any product candidates of the company; and the executive and board structure of the company. Acer may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources of the company to meet its business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by Acer’s intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. Acer disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Contact:
Hans Vitzthum
LifeSci Advisors
Ph: 212-915-2568
hans@lifescieadvisors.com

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